Exhibit 2.1
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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                DANA CORPORATION

                             ECHO ACQUISITION CORP.
                  A WHOLLY OWNED SUBSIDIARY OF DANA CORPORATION

                                       AND

                                   ECHLIN INC.


                                   MAY 3, 1998

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                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I             CERTAIN DEFINITIONS..................................    1

    Section 1.1.      Certain Definitions..................................    1


ARTICLE II            THE MERGER; EFFECTS OF THE MERGER....................    6

    Section 2.1.      The Merger...........................................    6
    Section 2.2.      Effective Date and Effective Time....................    7
    Section 2.3.      Directors............................................    7
    Section 2.4.      Officers.............................................    8
    Section 2.5.      Tax Consequences.....................................    8
    Section 2.6.      Accounting Treatment.................................    8


ARTICLE III           MERGER CONSIDERATION; EXCHANGE PROCEDURES............    8

    Section 3.1.      Merger Consideration.................................    8
    Section 3.2.      Rights as Stockholders; Stock Transfers..............    9
    Section 3.3.      Fractional Shares....................................    9
    Section 3.4.      Exchange Procedures..................................    9
    Section 3.5.      Anti-Dilution Provisions.............................   11
    Section 3.6.      Treasury Shares......................................   11
    Section 3.7.      Options..............................................   11
    Section 3.8.      Performance Units....................................   12


ARTICLE IV            ACTIONS PENDING MERGER...............................   12

    Section 4.1.      Ordinary Course......................................   12
    Section 4.2.      Capital Stock........................................   12
    Section 4.3.      Dividends, Etc.......................................   13
    Section 4.4.      Compensation; Employment Agreements; Etc.............   13
    Section 4.5.      Benefit Plans........................................   13
    Section 4.6.      Acquisitions and Dispositions........................   14
    Section 4.7.      Amendments...........................................   14
    Section 4.8.      Accounting Methods...................................   14
    Section 4.9.      Adverse Actions......................................   14
    Section 4.10.     Agreements...........................................   14


ARTICLE V             REPRESENTATIONS AND WARRANTIES.......................   15

    Section 5.1.      Disclosure Schedules.................................   15
    Section 5.2.      Standard.............................................   15
    Section 5.3.      Representations and Warranties.......................   15


ARTICLE VI            COVENANTS............................................   24

    Section 6.1.      Best Efforts.........................................   24
    Section 6.2.      Stockholder Approvals................................   24
    Section 6.3.      Registration Statement...............................   26
    Section 6.4.      Press Releases.......................................   27
    Section 6.5.      Access; Information..................................   27
    Section 6.6.      Acquisition Proposals................................   28
    Section 6.7.      Affiliate Agreements.................................   28
    Section 6.8.      Takeover Laws........................................   29
    Section 6.9.      No Rights Triggered..................................   29
    Section 6.10.     Shares Listed........................................   29
    Section 6.11.     Regulatory Applications..............................   29
    Section 6.12.     Indemnification; Directors' and Officers' Insurance..   30
    Section 6.13.     Benefits Plans.......................................   31
    Section 6.14.     Notification of Certain Matters......................   31


ARTICLE VII           CONDITIONS TO CONSUMMATION OF THE MERGER.............   32

    Section 7.1.      Shareholder Vote.....................................   32
    Section 7.2.      Regulatory Approvals.................................   32
    Section 7.3.      No Injunction, Etc...................................   32
    Section 7.4.      Representations, Warranties and Covenants of Dana....   32
    Section 7.5.      Representations, Warranties and Covenants of
                         the Company.......................................   33
    Section 7.6.      Effective Registration Statement.....................   33
    Section 7.7.      Tax Opinion..........................................   33
    Section 7.8.      Exchange Listing.....................................   34
    Section 7.9.      Company Rights Agreement.............................   34
    Section 7.10.     Accounting Treatment.................................   34


ARTICLE VIII          TERMINATION..........................................   34

    Section 8.1.      Termination..........................................   34
    Section 8.2.      Effect of Termination and Abandonment................   36
    Section 8.3.      Break-up Expenses....................................   36


ARTICLE IX            MISCELLANEOUS........................................   37

    Section 9.1.      Survival.............................................   37
    Section 9.2.      Waiver; Amendment....................................   37
    Section 9.3.      Counterparts.........................................   38
    Section 9.4.      Governing Law........................................   38
    Section 9.5.      Expenses.............................................   38
    Section 9.6.      Confidentiality......................................   38
    Section 9.7.      Notices..............................................   39
    Section 9.8.      Understanding; No Third Party Beneficiaries..........   39
    Section 9.9.      Interpretation; Absence of Presumption...............   40
    Section 9.10.     Headings.............................................   40
    Section 9.11.     Severability.........................................   40
    Section 9.12.     Specific Performance.................................   40
    Section 9.13.     Successors and Assigns...............................   41


EXHIBIT A             Form of Stock Option Agreement With Respect to Option
                      Issued by Echlin Inc.

EXHIBIT B             Form of Affiliate Letter Addressed to Echlin Inc.

EXHIBIT C             Form of Affiliate Letter Addressed to Dana Corporation


            AGREEMENT AND PLAN OF MERGER, dated as of May 3, 1998 (this "Agreement"), by and among Dana Corporation, a Virginia corporation ("Dana"), Echo Acquisition Corp., a Connecticut corporation and a wholly owned subsidiary of Dana ("Merger Sub"), and Echlin Inc., a Connecticut corporation (the "Company").

                                  WITNESSETH:

            WHEREAS, the Boards of Directors of Dana, Merger Sub and the Company deem it advisable and in the best interests of their respective companies and their stockholders that Merger Sub merge with and into the Company (the "Merger"), subject to the terms and conditions set forth herein, so that the Company is the surviving corporation in the Merger and becomes a wholly owned subsidiary of Dana;

            WHEREAS, the Board of Directors of the Company has further determined that the Merger is consistent with the long-term business strategy of the Company and in the best interests of the employees, customers, creditors, suppliers and communities of the Company;

            WHEREAS, in connection with the execution of this Agreement, Dana and the Company will enter into a stock option agreement, with the Company as issuer and Dana as grantee (the "Stock Option Agreement") in the form attached hereto as Exhibit A; and

            WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

            NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

              1.1. Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

            "Affiliate" shall have the meaning set forth in Section 6.7(a).

            "Agreement" shall have the meaning set forth in the recitals to this Agreement.

            "CBCA" shall mean the Connecticut Business Corporation Act.

            "Certificate of Merger" shall have the meaning set forth in
Section 2.1(c).

            "Code" shall mean the Internal Revenue Code of 1986, as amended.

            "Company" shall have the meaning set forth in the recitals to this Agreement.

            "Company Common Stock" shall have the meaning set forth in Section 3.1(a).

            "Company Meeting" shall have the meaning set forth in Section 6.2.

            "Company Preferred Stock" shall have the meaning set forth in
Section 5.3(b).

            "Company Right" shall have the meaning set forth in Section 3.1(a).

            "Company Rights Agreement" shall have the meaning set forth in
Section 3.1(a).

            "Company Stock" shall mean Company Common Stock and Company Preferred Stock.

            "Company Stock Option" shall have the meaning set forth in Section 3.7.

            "Company Stock Option Plans" shall have the meaning set forth in
Section 3.7.

            "Compensation and Benefit Plans" shall have the meaning set forth in Section 5.3(l).

            "Competing Transaction" shall mean (i) a merger or consolidation, or any similar transaction, involving the Company or any Significant Subsidiary of the Company, (ii) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets of the Company or any Significant Subsidiary of the Company, (iii) a purchase or other acquisition (including by way of merger, consolidation, tender offer, exchange offer, share exchange or otherwise) of securities representing 20% or more of the voting power of the Company or any Significant Subsidiary of the Company, or (iv) any substantially similar transaction; provided, however, that in no event shall any merger, consolidation, purchase or similar transaction involving only the Company and one or more of its wholly owned Subsidiaries or involving only any two or more of such wholly owned Subsidiaries, be deemed to be a Competing Transaction.

            "Confidentiality Agreement" shall mean the Confidentiality and Standstill Agreement, dated April 23, 1998, between the Company and Dana.

            "Dana" shall have the meaning set forth in the recitals to this Agreement.

            "Dana Common Stock" shall have the meaning set forth in Section 3.1(a).

            "Dana Meeting" shall have the meaning set forth in Section 6.2.

            "Dana Preferred Stock" shall have the meaning set forth in Section 5.3(b).

            "Dana Rights Agreement" shall have the meaning set forth in
Section 3.1(a).

            "Disclosure Schedule" shall have the meaning set forth in Section
5.1.

            "Effective Date" shall have the meaning set forth in Section 2.2.

            "Effective Time" shall have the meaning set forth in Section 2.2.

            "Environmental Laws" shall have the meaning set forth in Section 5.3(p).

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

            "ERISA Affiliate" shall have the meaning set forth in Section 5.3(m)(v).

            "Excess Shares" shall have the meaning set forth in Section 3.3.

            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

            "Exchange Agent" shall have the meaning set forth in Section
3.4(a).

            "Exchange Fund" shall have the meaning set forth in Section 3.4(a).

            "Exchange Ratio" shall have the meaning set forth in Section
3.1(a).

            "Expense Fee" shall have the meaning set forth in Section 8.3(b).

            "Fractional Shares Fund" shall have the meaning set forth in
Section 3.3.

            "Governmental Entity" shall mean any court, administrative agency, commission or other governmental authority or instrumentality, whether local, state, federal or foreign.

            "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            "International Stock Exchanges" shall mean stock exchanges located outside of the U.S. on which Dana Common Stock is listed as of the Effective Time.

            "Joint Proxy Statement" shall have the meaning set forth in
Section 6.3.

            "Liens" shall mean any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

            "Material Adverse Effect" shall mean with respect to the Company or Dana, respectively, any effect that (i) is material and adverse to the financial position, results of operations or business of the Company and its Subsidiaries taken as a whole, or Dana and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of the Company or Dana, respectively, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall be deemed not to include the impact of (a) changes in laws of general applicability or interpretations thereof by Governmental Entities, (b) changes in generally accepted accounting principles, (c) actions or omissions of the Company or Dana taken with the prior written consent of the Company or Dana, as applicable, in connection with the transactions contemplated hereby, (d) circumstances affecting the automotive or automotive parts industries generally, and (e) the effects of the Merger and compliance by either party with the provisions of this Agreement on the business, financial condition or results of operations of such party and its Subsidiaries, or the other party and its Subsidiaries, as the case may be.

            "Meeting" shall have the meaning set forth in Section 6.2.

            "Merger" shall have the meaning set forth in the recitals to this Agreement.

            "Merger Consideration" shall have the meaning set forth in Section 2.1.

            "Merger Sub" shall have the meaning set forth in the Recitals to this Agreement.

            "Multiemployer Plans" shall have the meaning set forth in Section 5.3(m)(iv).

            "New Certificates" shall have the meaning set forth in Section
3.4(a).

            "NYSE" shall mean The New York Stock Exchange, Inc.

            "Old Certificates" shall have the meaning set forth in Section
3.4(a).

            "Pension Plan" shall have the meaning set forth in Section
5.3(m)(iv).

            "Person" or "person" shall mean any individual, corporation, partnership, association, joint-stock company, business trust, limited liability entity, or unincorporated organization.

            "Plans" shall have the meaning set forth in Section 5.3(m)(iv).

            "Previously Disclosed" by a party shall mean information set forth in its Disclosure Schedule or in its SEC Documents filed prior to the date hereof.

            "PSE" shall mean the Pacific Exchange.

            "Registration Statement" shall have the meaning set forth in
Section 6.3.

            "Rights" shall mean, with respect to any person, securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of capital stock of such person.

            "SEC" shall mean the Securities and Exchange Commission.

            "SEC Documents" shall have the meaning set forth in Section 5.3(h).

            "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

            "Stock Option Agreement" shall have the meaning set forth in the recitals.

            "Subsidiary" and "Significant Subsidiary" shall have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

            "Superior Proposal" shall mean a bona fide written proposal from a third party for a Competing Transaction, which the Company's financial advisor determines is reasonably capable of being financed, on terms which the Board of Directors of the Company reasonably determines to be more favorable than the Merger, in accordance with and having regard to the interests of the Company's stockholders and the other interests required to be considered by the Board of Directors under Section 33-756(d) of the CBCA. A proposal shall not constitute a Superior Proposal unless, in the written opinion (with only customary qualifications) of the Company's independent financial advisors, the value of the consideration provided for in such proposal is more favorable to the stockholders of the Company from a financial point of view to that offered in the Merger. References in this definition to the "Merger" shall refer, as applicable, to any proposed alteration of the terms of this Agreement by Dana pursuant to Sections 6.2(c).

            "Surviving Corporation" shall have the meaning set forth in
Section 2.1(a).

            "Takeover Laws" shall have the meaning set forth in Section 5.3(o).

            "Tax Returns" shall have the meaning set forth in Section 5.3(q).

            "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

            "Termination Fee" shall have the meaning set forth in Section
8.3(a).

            "Treasury Shares" shall have the meaning set forth in Section
3.1(a).

            "Triggering Event" shall have the meaning set forth in Section
8.3(a).

                                  ARTICLE II

                       THE MERGER; EFFECTS OF THE MERGER

              2.1. The Merger. (a) The Surviving Corporation. Upon the terms and subject to the conditions set forth herein, and in accordance with the CBCA, at the Effective Time, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall survive and continue to exist as a Connecticut corporation (the Company, as the surviving corporation in the Merger, sometimes being referred to herein as the "Surviving Corporation"). Dana may at any time in its sole discretion change the method of effecting the combination with the Company (including the provisions of this Article II) if and to the extent it deems such change to be desirable, including to provide for a merger of the Company into Dana or any other Subsidiary of Dana; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Company Stock as provided for in this Agreement (the "Merger Consideration"), (ii) adversely affect the tax treatment of the Company or the Company's stockholders as a result of receiving the Merger Consideration, (iii) materially impede or delay consummation of the transactions contemplated by this Agreement, or (iv) otherwise adversely affect the Company or its stockholders.

             (b) Closing. The closing of the Merger will take place at 10:00 a.m. on the Effective Date, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, unless another time, date or place is agreed to in writing by the parties hereto.

             (c) Effectiveness and Effects of the Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII in accordance with this Agreement, the Merger shall become effective upon the occurrence of the filing in the office of the Secretary of State of Connecticut of a certificate of merger (the "Certificate of Merger"), or such later date and time as may be set forth in the Certificate of Merger, in accordance with Section 33-819 of the CBCA. The Merger shall have the effects prescribed in Section 33-820 of the CBCA.

             (d) Certificate of Incorporation and By-Laws. The certificate of incorporation and by-laws of the Surviving Corporation shall be those of Merger Sub, as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be Echlin Inc.

              2.2. Effective Date and Effective Time. Subject to the satisfaction or waiver of each of the conditions set forth in Article VII in accordance with this Agreement, the parties shall cause the effective date of the Merger (the "Effective Date") to occur on (1) the third business day to occur after the last of the conditions set forth in Sections 7.1, 7.2 and 7.9 shall have been satisfied or waived in accordance with the terms of this Agreement, or (2) such other date to which the parties may agree in writing. The time on the Effective Date when the Merger shall become effective is referred to as the "Effective Time."

              2.3. Directors. The directors of Merger Sub immediately prior to the Effective Time and the four directors of the Company set forth on Section
2.3 of the Company Disclosure Schedule shall be the directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and by-laws of the Surviving Corporation, or as otherwise provided by the CBCA.

              2.4. Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and by-laws of the Surviving Corporation, or as otherwise provided by the CBCA.

              2.5. Tax Consequences. It is intended that the Merger shall qualify as a reorganization under Section 368(a) of the Code, and that the Agreement shall constitute a "plan of reorganization" for purposes of Section 354 of the Code.

              2.6. Accounting Treatment. It is intended that the Merger be accounted for as a "pooling of interests" under generally accepted accounting principles.

                                  ARTICLE III

                   MERGER CONSIDERATION; EXCHANGE PROCEDURES

              3.1. Merger Consideration. Subject to the provisions of this Agreement (including Section 8.1(f)), at the Effective Time, automatically by virtue of the Merger and without any action on the part of any party or stockholder:

             (a) Outstanding Company Common Stock. Each share (excluding (i) shares held by the Company or any of its Subsidiaries or by Dana, Merger Sub or any of their Subsidiaries ("Treasury Shares")) of the common stock, par value $1.00 per share, of the Company, including each attached right (a "Company Right") issued pursuant to the Rights Agreement, dated June 21, 1989, as amended prior to the date hereof or pursuant to Section 4.7 (the "Company Rights Agreement"), between the Company and the Rights Agent named therein (the "Company Common Stock"), issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof become and be converted into the right to receive 0.9293 of a share (subject to adjustment as set forth herein, the "Exchange Ratio") of common stock, par value $1.00 per share of Dana (the "Dana Common Stock"), including attached rights, issued pursuant to the Rights Agreement, dated as of April 25, 1996, between Dana and the Rights Agent named therein (the "Dana Rights Agreement").

              3.2. Rights as Stockholders; Stock Transfers. At the Effective Time, holders of Company Stock shall cease to be, and shall have no rights as, stockholders of the Company, other than to receive any dividend or other distribution with respect to such Company Stock with a record date occurring prior to the Effective Time and the consideration provided under this Article
III. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of shares of Company Stock.

              3.3. Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Dana Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger In lieu of any such fractional share, each holder of an Old Certificate who would otherwise have been entitled to a fraction of a share of Dana Common Stock upon surrender of an Old Certificates for exchange pursuant to Section 3.4 shall be paid, upon such surrender, cash (without interest) in an amount equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional Dana Common Stock that would otherwise have been issued pursuant hereto. From time to time following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of full shares of Dana Common Stock to be delivered by the Exchange Agent to holders of Old Certificates that have been delivered to the Exchange Agent over (ii) the sum of the number of full shares of Dana Common Stock to be distributed to such holders of Old Certificates (such excess being herein called the "Excess Shares"), and the Exchange Agent, as agent for the former holders of Old Certificates, shall sell the Excess Shares at the prevailing prices on the NYSE. Such sales of Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Dana shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Shares. Until the net proceeds of such sale have been distributed to the holders of Old Certificates, the Exchange Agent will hold such proceeds in trust for such former holders of Old Certificates (the "Fractional Shares Fund"). As soon as practicable after any determination of the amount of cash to be paid to holders of Old Certificates in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such holders of Old Certificates. The parties acknowledge that payment of cash in lieu of issuing fractional shares was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting problems that would otherwise be caused by the issuance of fractional shares.

              3.4. Exchange Procedures. (a) At or prior to the Effective Time, Dana shall deposit, or shall cause to be deposited, with an exchange agent (the "Exchange Agent"), for the benefit of the holders of certificates representing the shares of Company Common Stock ("Old Certificates"), for exchange in accordance with this Article III, certificates representing the shares of Dana Stock ("New Certificates") and an estimated amount of cash to be paid in lieu of fractional shares (such cash and New Certificates, together with any dividends or distributions with respect thereto (without any interest thereon), being hereinafter referred to as the "Exchange Fund") to be paid pursuant to this
Article III in exchange for outstanding shares of Company Stock.

             (b) The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Dana, on a daily basis. Any interest and other income resulting from such investments shall be paid to Dana.

             (c) As promptly as practicable after the Effective Date, Dana shall send or cause to be sent to each former holder of record of shares (other than Treasury Shares) of Company Stock immediately prior to the Effective Time transmittal materials for use in exchanging such stockholder's Old Certificates for the consideration set forth in this Article III. Dana shall cause the New Certificates into which shares of a stockholder's Company Stock are converted on the Effective Date and/or any check in respect of any fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such stockholder upon delivery to the Exchange Agent of Old Certificates representing such shares of Company Stock (or indemnity reasonably satisfactory to Dana and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such stockholder. No interest will be paid on any such cash to be paid pursuant to this Article III upon such delivery.

             (d) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Company Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

             (e) No dividends or other distributions with respect to Dana Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of Company Stock converted in the Merger into shares of Dana Common Stock until the holder thereof shall surrender such Old Certificate in accordance with this Article
III. After the surrender of an Old Certificate in accordance with this Article III, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Dana Common Stock represented by such Old Certificate.

             (f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for twelve months after the Effective Time shall be paid to Dana. Any stockholders of the Company who have not theretofore complied with this Article III shall thereafter look only to Dana for payment of the shares of Dana Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on the Dana Common Stock deliverable in respect of each share of Company Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

              3.5. Anti-Dilution Provisions. In the event Dana changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Dana Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction with respect to the outstanding Dana Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

              3.6. Treasury Shares. Each of the shares of Company Stock constituting Treasury Shares immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

              3.7. Options. (a) At the Effective Time, all employee and director stock options to purchase shares of Company Common Stock (each, a "Company Stock Option"), which are then outstanding and unexercised, shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into options to purchase shares of Dana Common Stock, and Dana shall assume each such Company Stock Option subject to the terms of any of the stock option plans listed under "Stock Option Plans" in Section 5.3(m)(i) of the Company's Disclosure Schedule (collectively, the "Company Stock Option Plans"), and the agreements evidencing grants thereunder; provided, however, that from and after the Effective Time, (i) the number of shares of Dana Common Stock purchasable upon exercise of such Company Stock Option shall be equal to the number of shares of Company Common Stock that were purchasable under such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and rounding to the nearest whole share, and (ii) the per share exercise price under each such Company Stock Option shall be adjusted by dividing the per share exercise price of each such Company Stock Option by the Exchange Ratio, and rounding down to the nearest cent. Notwithstanding the foregoing, the number of shares and the per share exercise price of each Company Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. Accordingly, with respect to any incentive stock options, fractional shares shall be rounded down to the nearest whole number of shares and where necessary the per share exercise price shall be rounded up to the nearest cent.

             (b) Prior to the Effective Time, Dana shall reserve for issuance the number of shares of Dana Common Stock necessary to satisfy Dana's obligations under Section 3.7(a). Promptly after the Effective Time, Dana shall file with the SEC a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act with respect to the shares of Dana Common Stock subject to options to acquire Dana Common Stock issued pursuant to Section 3.7(a), and shall use its best efforts to maintain the current status of the prospectus contained therein, as well as comply with any applicable state securities or "blue sky" laws, for so long as such options remain outstanding.

              3.8. Performance Units. As soon as practicable following the Effective Time, each performance unit under the Company's Performance Unit Plan shall be equitably adjusted by Dana.

                                  ARTICLE IV

                            ACTIONS PENDING MERGER

            From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, (i) without the prior written consent of Dana (which consent shall not be unreasonably withheld or delayed) the Company will not, and will cause each of its Subsidiaries not to, and (ii) without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed) Dana will not, and will cause each of its Subsidiaries not to:

              4.1. Ordinary Course. Conduct the business of it and its Subsidiaries other than in the ordinary course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would (i) adversely affect the ability of any party to obtain any necessary approvals of any Governmental Entities required for the transactions contemplated hereby, or (ii) adversely affect its ability to perform any of its material obligations under this Agreement.

              4.2. Capital Stock. Other than (i) pursuant to Rights or other stock options or stock-based awards Previously Disclosed in its Disclosure Schedule, (ii) pursuant to the Stock Option Agreement, (iii) pursuant to the Company Rights Agreement or the Dana Rights Agreement (as the case may be), or
(iv) in the case of the Company, as otherwise set forth on Section 6.13 of the Company Disclosure Schedule, (x) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock, any stock appreciation rights, any Rights, or any other equity-linked securities, (y) enter into any agreement with respect to the foregoing, or (z) permit any additional shares of capital stock to become subject to new grants of employee stock options, stock appreciation rights, or similar stock-based employee rights.

              4.3. Dividends, Etc. (1) Make, declare or pay any dividend (other than (i) in the case of the Company, (A) regular quarterly cash dividends on Company Common Stock in an amount not to exceed the rate most recently paid regular quarterly cash dividend on such Company Common Stock as of the date hereof, and (B) dividends from Subsidiaries to the Company or a wholly owned Subsidiary of the Company, as applicable, and (ii) in the case of Dana, (A) regular quarterly cash dividends on Dana Common Stock at a quarterly rate of $0.29 as may be adjusted in the ordinary course consistent with past practice, and (B) dividends from Subsidiaries to Dana or a wholly owned Subsidiary of Dana, as applicable) on or in respect of, or declare or make any distribution on any shares of its capital stock, or (2) other than (A) as Previously Disclosed in its Disclosure Schedule, or (B) in the ordinary course pursuant to employee benefit plans, directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock. After the date of this Agreement, each of Dana and the Company shall coordinate with the other the declaration of any dividends in respect of Dana Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Dana Common Stock or Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Dana Common Stock and/or Company Common Stock and any shares of Dana Common Stock any such holder receives in exchange therefor in the Merger.

              4.4. Compensation; Employment Agreements; Etc. In the case of the Company and its Subsidiaries, except as set forth on Section 6.13 of the Company Disclosure Schedule, enter into or amend any written employment, severance or similar agreements or arrangements with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for (i) normal increases in compensation to employees in the ordinary course of business consistent with past practice, or (ii) other changes as are provided for herein or as may be required by law or to satisfy contractual obligations existing as of the date hereof or additional grants of awards to newly hired employees consistent with past practice.

              4.5. Benefit Plans. In the case of the Company and its Subsidiaries, except as set forth on Section 6.13 of the Company Disclosure Schedule, enter into or amend (except as may be required by applicable law, to satisfy contractual obligations existing as of the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including taking any action that accelerates the vesting or exercise of any benefits payable thereunder or the funding of the Company's Rabbi Trust.

              4.6. Acquisitions and Dispositions. In the case of the Company, except as Previously Disclosed in its Disclosure Schedule, dispose of or discontinue any portion of its assets, business or properties, which is material to it and its Subsidiaries taken as a whole, or acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the business or property of any other entity which is material to it and its Subsidiaries taken as a whole. In the case of Dana, not, and not cause its Subsidiaries to, make any acquisition or take any other action which would materially adversely affect its ability to consummate the transactions contemplated by this Agreement.

              4.7. Amendments. Amend its Certificate of Incorporation or By-laws or amend or waive any rights under the Company Rights Agreement, in a manner that would materially and adversely affect either party's ability to consummate the Merger or the economic benefits of the Merger to either party; provided however that Dana shall not be prevented from amending its Restated Articles of Incorporation to increase the number of authorized shares of capital stock.

              4.8. Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles or Regulation S-X promulgated under the Exchange Act.

              4.9. Adverse Actions. (1) Take any action that would, or would be reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or for "pooling of interests" accounting treatment under generally accepted accounting principles, or (2) knowingly take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied, or (z) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law.

              4.10. Agreements. Agree or commit to do anything prohibited by Sections 4.1 through 4.9.

                                   ARTICLE V

                        REPRESENTATIONS AND WARRANTIES

              5.1. Disclosure Schedules. On or prior to the date hereof, Dana has delivered to the Company and the Company has delivered to Dana a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of its representations and warranties; provided, that (i) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.2, and (ii) the mere inclusion of an item in a Disclosure Schedule shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

              5.2. Standard. No representation or warranty of Dana or the Company contained in Section 5.3 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with the existence of all other facts, circumstances or events inconsistent with any paragraph of
Section 5.3, has had or is reasonably expected to have a Material Adverse
Effect.

              5.3. Representations and Warranties. Subject to Sections 5.1 and
5.2 and except as Previously Disclosed, the Company hereby represents and warrants to Dana, and Dana hereby represents and warrants to the Company, to the extent applicable, in each case with respect to itself and its Subsidiaries, as follows:

             (a) Organization, Standing and Authority. Such party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such party is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. It has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

             (b) Shares. (i) As of the date hereof, the authorized capital stock of the Company consists solely of 150,000,000 shares of Company Common Stock, of which, as of March 31, 1998, 63,594,700 shares were outstanding, and 1,000,000 shares of company preferred stock ("Company Preferred Stock"), of which, as of March 31, 1998, no shares were outstanding. As of the date hereof, the authorized capital stock of Dana consists solely of 240,000,000 shares of Dana Common Stock, of which, as of April 30, 1998, 105,758,992 shares were outstanding, and 5,000,000 shares of preferred stock (the "Dana Preferred Stock"), of which, as of the date hereof, no shares were outstanding. As of the date hereof, 270,264 shares of Company Common Stock and no shares of Dana Common Stock were held in treasury. The outstanding shares of such party's capital stock are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). In the case of Dana, as of the date hereof, there are no shares of Dana's capital stock authorized and reserved for issuance except pursuant to plans or commitments Previously Disclosed, Dana does not have any Rights issued or outstanding with respect to its capital stock, and Dana does not have any commitment to authorize, issue or sell any such shares or Rights, except in each case pursuant to this Agreement, the Stock Option Agreement, and the Dana Rights Agreement, as the case may be. In the case of the Company, there are no shares of such party's capital stock authorized and reserved for issuance except pursuant to plans or commitments Previously Disclosed, the Company does not have any Rights issued or outstanding with respect to its capital stock, and the Company does not have any commitment to authorize, issue or sell any such shares or Rights, except in each case pursuant to this Agreement, the Stock Option Agreement, and the Company Rights Agreement, as the case may be. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $.01 per share, all of which are validly issued, fully paid and nonassessable, and are owned by Dana free and clear of any Lien.

              (ii) The number of shares of Company Common Stock which are issuable and reserved for issuance upon exercise of Company Stock Options as of the date hereof are Previously Disclosed, and the number of shares of Dana Common Stock which are issuable and reserved for issuance upon exercise of any employee or director stock options to purchase shares of Dana Common Stock as of the date hereof are Previously Disclosed.

             (c) Subsidiaries. (i) (A) Such party has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) it owns, directly or indirectly all of the issued and outstanding shares of each of its Significant Subsidiaries, (C) no equity securities of any of its Significant Subsidiaries are or may become required to be issued (other than to it or a Subsidiary of it) by reason of any Rights, (D) there are no contracts, commitments, understandings or arrangements by which any of such Significant Subsidiaries is or may be bound to sell or otherwise transfer any shares of the capital stock of any such Significant Subsidiaries (other than to it or a Subsidiary of it), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such shares (other than to it or a Subsidiary of it), and (F) all of the shares of capital stock of each such Significant Subsidiary held by it or its Subsidiaries are fully paid and nonassessable and are owned by it or its Subsidiaries free and clear of any Liens.

              (ii) In the case of the representations and warranties of the Company, the Company does not own (other than the equity securities of its Subsidiaries) beneficially, directly or indirectly, any shares of any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind.

              (iii) Each of such party's Significant Subsidiaries and Merger Sub, in the case of Dana, has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Each of such Significant Subsidiaries and Merger Sub has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

             (d) Corporate Power. Such party and each of its Significant Subsidiaries and Merger Sub, in the case of Dana, has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and it has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby.

             (e) Corporate Authority. Subject in the case of this Agreement only to approval (i) by the holders of two-thirds of the shares of Company Common Stock entitled to vote thereon, and (ii) by the holders of a majority of the shares of Dana Common Stock casting votes at the Dana Meeting, provided that a majority of the shares of Dana Common Stock entitled to vote thereon vote, in person or by proxy at the Dana Meeting, each of this Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby (including the election of the directors of Merger Sub as directors of the Surviving Corporation pursuant to Section 2.3) have been authorized by all necessary corporate action of each of the Company, Dana and Merger Sub, including by their respective Boards of Directors, as the case may be, and each of this Agreement and the Stock Option Agreement is a legal, valid and binding agreement of each of the Company, Dana and Merger Sub, as the case may be, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

             (f) Board Recommendation. In the case of the Dana, the Board of Directors of Dana, at a meeting duly called and held, has by unanimous vote of those directors present (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are fair to and in the best interests of Dana and the stockholders of Dana, and (ii) resolved to recommend that the stockholders of Dana approve and authorize the issuance of shares of Dana Common Stock in the Merger. In the case of the Company, the Board of Directors of the Company, at a meeting duly called and held, has by unanimous vote of those directors present (i) determined that this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby, including the Merger, taken together, are fair to and in the best interests of the stockholders of the Company, and (ii) resolved to recommend that the holders of the shares of Company Common Stock approve this Agreement and the transactions contemplated herein, including the Merger.

             (g) No Defaults. Subject to receipt of the regulatory approvals, and expiration of the waiting periods, referred to in Section 7.2, the required filings under federal and state securities laws and the approvals contemplated by Sections 7 and 9 of the Stock Option Agreement (in the case of the representations and warranties of the Company), the execution, delivery and performance of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby by it do not and will not (i) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of its Significant Subsidiaries or Merger Sub, in the case of Dana, or to which it or any of its Significant Subsidiaries or Merger Sub, in the case of Dana, or properties is subject or bound, (ii) constitute a breach or violation of, or a default under, its articles or certificate of incorporation or by-laws, or (iii) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

             (h) Financial Reports and SEC Documents. Its Annual Report on Form 10-K for the fiscal year ended December 31, 1997, in the case of Dana, and August 31, 1997, in the case of the Company, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 1995, in the case of Dana, and August 31, 1995, in the case of the Company, under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, in the form filed, or to be filed (collectively, its "SEC Documents"), with the SEC (i) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) as of its filing date did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents or will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents or will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which it relates, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

             (i) Litigation; Regulatory Action. (i) There are no civil, criminal or administrative actions, suits, claims, hearings or proceedings pending or, to the best of its knowledge, threatened, or investigation pending, against it or any of its Subsidiaries.

             (ii) Neither it nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with any Governmental Entity.

             (iii) Neither it nor any of its Subsidiaries has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding or similar arrangement.

             (j) Compliance with Laws. It and each of its Subsidiaries:

             (i) in the conduct of its business, is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses;

             (ii) has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Entities that are required in order to permit them to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened; and

             (iii) has received, since December 31, 1995, in the case of Dana, and August 31, 1995 in the case of the Company, no notification or communication from any Governmental Entity (A) asserting that it or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Entity enforces, (B) threatening to revoke any license, franchise, permit, or governmental authorization, or (C) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions proposed to be effected by it within a certain time period or indefinitely.

             (k) Defaults. Neither it nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

             (l) No Brokers. No action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding, in the case of the Company, fees to be paid to Salomon Smith Barney Inc. and, in the case of Dana, fees to be paid to Lehman Brothers Inc., in each case pursuant to letter agreements which have been heretofore disclosed to the other party.

             (m) Employee Benefit Plans. (i) Such Party's Disclosure Schedule contains a complete list of all material written bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, all medical, dental, disability, health and life insurance plans, all other employee benefit and fringe benefit plans, contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by it or any of its Subsidiaries for the benefit of officers, former officers, employees, former employees, directors, former directors, or the beneficiaries of any of the foregoing (collectively, "Compensation and Benefit Plans").

              (ii) True and complete copies of its Compensation and Benefit Plans, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto have been made available to the other party.

              (iii) Except as provided in Section 6.13 of the Company Disclosure Schedule, the Merger and the other transactions contemplated by this Agreement (including any stockholder approval of the Merger and the employment and election of the directors under Section 2.3) will not be treated as a "Change in Control" under any Compensation and Benefit Plan of the Company or its Subsidiaries.

              (iv) Each of its Compensation and Benefit Plans has been administered in all material respects in accordance with the terms thereof. All "employee benefit plans" within the meaning of Section 3(3) of ERISA, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), covering employees or former employees of it and its Subsidiaries (its "Plans"), to the extent subject to ERISA, are in material compliance with ERISA, the Code, the Age Discrimination in Employment Act and other applicable laws. Each Compensation and Benefit Plan of it or its Subsidiaries which is an "employee pension benefit plan" within the meaning of
Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. There is no pending or, to its knowledge, threatened litigation or governmental audit, examination or investigation relating to the Plans.

              (v) No material liability under Title IV of ERISA has been or is expected to be incurred by it or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of
Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001(a)(15) of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither it nor any of its Subsidiaries presently contributes to a Multiemployer Plan, nor have they contributed to such a plan within the past five calendar years. No notice of a "reportable event", within the meaning of
Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan of it or any of its Subsidiaries or by any ERISA Affiliate within the past 12 months.

              (vi) All contributions, premiums and payments required to be made under the terms of any Compensation and Benefit Plan of it or any of its Subsidiaries have been made. Neither any Pension Plan of it or any of its Subsidiaries nor any single-employer plan of an ERISA Affiliate of it or any of its Subsidiaries has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither it nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

              (vii) Under each Pension Plan of it or any of its Subsidiaries which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation) did not exceed the then current value of the assets of such Plan, and there has been no adverse change in the financial condition of such Plan (with respect to either assets or benefits) since the last day of the most recent Plan year.

               (viii) Neither it nor any of its Subsidiaries has any obligations under any Compensation and Benefit Plans to provide benefits, including death or medical benefits, with respect to employees of it or its Subsidiaries beyond their retirement or other termination of service other than (i) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code, (ii) retirement or death benefits under any employee pension benefit plan (as defined under Section 3(2) of ERISA), (iii) disability benefits under any employee welfare plan that have been fully provided for by insurance or otherwise, or
(iv) benefits in the nature of severance pay.

              (ix) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of it or any of its Subsidiaries under any Compensation and Benefit Plan or otherwise from it or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Compensation and Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

             (n) Labor Matters. Neither it nor any of its Subsidiaries is a party to, or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiaries to bargain with any labor organization as to wages and conditions of employment.

             (o) Takeover Laws; Rights Plans. (i) It has taken all action required to be taken by it in order to exempt this Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby from, and this Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby are exempt from, the requirements of any "moratorium", "control share", "fair price" or other anti-takeover laws and regulations (collectively, "Takeover Laws") of (i) the State of Connecticut in the case of the representations and warranties of the Company, including Sections 33-841 and 33-844 of the CBCA, and (ii) the State of Virginia in the case of the representations and warranties of Dana, including Sections 13.1-725, 13.1-726 and 13.1-728 of the Virginia Stock Corporation Act.

              (ii) In the case of the representations and warranties of the Company, it has (A) duly entered into an appropriate amendment to the Company Rights Agreement which amendment has been provided to Dana and (B) taken all other action necessary or appropriate so that the entering into of this Agreement and the Stock Option Agreement, and the consummation of the transactions contemplated hereby and thereby (including the Merger) do not and will not result in the ability of any person to exercise any Rights under the Company Rights Agreement or enable or require the Company Rights to separate from the shares of Company Common Stock to which they are attached or to be triggered or become exercisable and the Company Rights Agreement will expire immediately prior to the Effective Time, and the Company Rights Agreement, as so amended, has not been further amended or modified except in accordance herewith. Copies of such amendments to the Company Rights Agreement have been previously provided to Dana.

              (iii) In the case of the representations and warranties of the Company, no "Distribution Date" or "Stock Acquisition Date" (as such terms are defined in the Company Rights Plan) has occurred.

             (p) Environmental Matters. (i) As used in this Plan, "Environmental Laws" means all applicable local, state, federal and foreign environmental, health and safety laws and regulations, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

              (ii) Neither the conduct nor operation of such party or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them violates or violated Environmental Laws and no condition has existed or event has occurred with respect to any of them or any such property or any predecessor or previously owned or operated asset or Subsidiary of any of them that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. Neither such party nor any of its Subsidiaries has received any notice from any person or entity that it or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, held as collateral or held as a fiduciary by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including but not limited to responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

             (q) Tax Matters. (A) All material returns, declarations, reports, estimates, information returns and statements required to be filed under federal, state, local or any foreign tax laws ("Tax Returns") with respect to it or any of its Subsidiaries, have been timely filed, or requests for extensions have been timely filed and have not expired; (B) all Tax Returns filed by it are complete and accurate in all material respects; (C) all Taxes shown to be due on such Tax Returns have been paid or adequate reserves have been established for the payment of such Taxes; and (D) no material (1) audit or examination or (2) refund litigation with respect to any Tax Return is pending.

             (r) Tax Treatment; Accounting Treatment. As of the date hereof, it is aware of no reason why the Merger will, and has not taken or agreed to take any action that would cause the Merger to (i) fail to qualify as a reorganization under Section 368(a) of the Code, or (ii) not be accounted for as a "pooling of interests" under generally accepted accounting principles.

             (s) Opinions of Financial Advisors. It has received the written opinion of its financial advisor, to the effect that, as of the date of this Agreement, the Exchange Ratio is (i) in the case of the Company, fair to its stockholders from a financial point of view, and (ii) in the case of Dana, fair to Dana from a financial point of view. It has heretofore provided copies of such opinions to the other party hereto and such opinion has not been withdrawn or revoked or modified in any material respect.

             (t) No Material Adverse Effect. Since December 31, 1997, in the case of Dana and since, August 31, 1997, in the case of the Company, (i) it and its Subsidiaries have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or taken together with all other existing facts, circumstances and events (described in any paragraph of Section 5.3 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to it.

                                   ARTICLE VI

                                    COVENANTS

            The Company hereby covenants to and agrees with Dana, and Dana hereby covenants to and agrees with the Company, that:

              6.1. Best Efforts. Subject to the terms and conditions of this Agreement, it shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby including obtaining (and cooperating with the other party hereto to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or Dana or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and using reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and using reasonable best efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages, and each shall cooperate fully with the other parties hereto to that end.

              6.2. Stockholder Approvals. (a) Each of them shall take, as soon as practicable, in accordance with applicable law, applicable stock exchange rules and their respective articles or certificate of incorporation and by-laws, all action necessary to convene, respectively, an appropriate meeting of stockholders of Dana to consider and vote upon the approval of the issuance of shares of Dana Common Stock pursuant to this Agreement and any other matters required to be approved by Dana stockholders for consummation of the Merger (including any adjournment or postponement, the "Dana Meeting"), and an appropriate meeting of stockholders of the Company to consider and vote upon the approval of this Agreement, the Merger and any other matters required to be approved by the Company's stockholders for consummation of the Merger (including any adjournment or postponement, the "Company Meeting"; and each of the Dana Meeting and the Company Meeting, a "Meeting"), respectively, as promptly as practicable after the date hereof. The Board of Directors of each of Dana and the Company shall recommend such approval, and each of Dana and the Company shall take all reasonable lawful action to solicit such approval by its respective stockholders. Notwithstanding the previous sentence, the Company's Board of Directors may withdraw or modify its approval or recommendation of this Agreement or the Merger if the Board of Directors of the Company, after having consulted with outside counsel, determines that the refusal to do so would constitute a breach by the Board of Directors of the Company of their fiduciary duties under applicable laws, including their duties under Section 33-756(d) of the CBCA; provided, however, the Company's Board of Directors may not approve or recommend (and in connection therewith, withdraw or modify its approval or recommendation of this Agreement or the Merger) a Competing Transaction unless such Competing Transaction is a Superior Proposal and unless it shall have first consulted with outside counsel, and have determined that the refusal to do so would constitute a breach by the Board of Directors of the Company of their fiduciary duties under applicable laws, including their duties under Section 33-756(d) of the CBCA. Dana's Board of Directors may withdraw or modify its approval or recommendation of this Agreement, the Merger or the issuance of shares of Dana Common Stock in the Merger if the Board of Directors of Dana, after having consulted with outside counsel, determines that the refusal to do so would constitute a breach by the Board of Directors of Dana of their fiduciary duties under applicable laws.

             (b) The Company shall promptly (within 8 hours) advise Dana orally and in writing of its receipt of any proposal or inquiry which may be or may result in a Superior Proposal, of the substance thereof, and of the identity of the person making such proposal or inquiry. The Company will keep Dana fully informed of the status and material details of any such proposal or inquiry or negotiations or discussions relating thereto.

             (c) Prior to approving or recommending (and, in connection therewith, withdrawing or modifying its approval or recommendation of this Agreement or the Merger) a third party proposal as a Superior Proposal pursuant to Section 6.2(a), the Company shall, unless to do so would constitute a breach by the Board of Directors of the Company of their fiduciary duties under applicable laws, including their duties under Section 33-756(d) of the CBCA, first offer Dana and Merger Sub the right to propose alterations to the terms of the Merger Agreement. If after considering such proposed alterations, the Board of Directors of the Company determines that the third party proposal is a Superior Proposal and, after having consulted with outside counsel, that the failure to approve or recommend (and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement or the Merger) such Superior Proposal would constitute a breach by the Board of Directors of the Company of their fiduciary duties under applicable laws, including their duties under Section 33-756(d) of the CBCA, then the Company's Board of Directors may approve or recommend (and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement or the Merger) such Superior Proposal; provided, however, that nothing contained in Section 6.2(a) shall prohibit the Company or its Board of Directors from taking and disclosing to the Company's stockholders a position pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making such other disclosure to the Company's stockholders which, in the reasonable determination of the Board of Directors of the Company after consultation with outside counsel, may be required under applicable law. Any such initial disclosure pursuant to Rules 14d-9 and 14e-2(a) shall be consistent with the recommendation of the Board of Directors of the Company in Section 6.2(a), and all disclosures pursuant to Rules 14d-9 and 14e-2(a) (initial or otherwise) shall be in a form that has been reviewed by Dana.

              6.3. Registration Statement. (a) Each of Dana and the Company agrees to cooperate in the preparation of a registration statement on Form S-4 (the "Registration Statement") to be filed by Dana with the SEC in connection with the issuance of Dana Common Stock in the Merger (including the joint proxy statement, prospectus and other proxy solicitation materials of Dana and the Company constituting a part thereof (the "Joint Proxy Statement") and all related documents). Provided the Company has cooperated as required above, Dana agrees to file the Registration Statement with the SEC as promptly as practicable, but in no event later than 30 days after the date of this Agreement. Each of the Company and Dana agrees to use all reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof, and to cause the Joint Proxy Statement to be mailed as promptly as practicable to the stockholders of the Company and Dana. Dana also agrees to use all reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. The Company agrees to furnish to Dana all information concerning the Company, its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing.

             (b) Each of the Company and Dana agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act and at the Effective Time, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the Dana Meeting and the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Joint Proxy Statement or any amendment or supplement thereto. Each of the Company and Dana further agrees that if it shall become aware prior to the Effective Date of any information that would cause any of the statements in the Joint Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Joint Proxy Statement.

             (c) In the case of Dana, Dana will advise the Company, promptly after Dana receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Dana Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

              6.4. Press Releases. It will not, without the prior approval of the other party hereto, which approval shall not be unreasonably withheld or delayed, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or the rules of the NYSE.

              6.5. Access; Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall, and shall cause its Subsidiaries to, afford the other parties and their officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period prior to the Effective Date, to all of its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel or other representatives, and, during such period, it shall, and shall cause its Subsidiaries to, furnish promptly to such other parties and representatives (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws (other than reports or documents that Dana or the Company, or their respective Subsidiaries, as the case may be, are not permitted to disclose under applicable law), and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request. Neither Dana nor the Company nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply.

             (b) It will not use any information obtained pursuant to this
Section 6.5 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and, if this Agreement is terminated, will promptly destroy all information and documents obtained pursuant to this paragraph. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

              6.6. Acquisition Proposals. Without the prior written consent of Dana, the Company shall not, shall cause its Subsidiaries not to, and shall use best efforts to cause the Company's and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, facilitate, solicit or encourage any inquiries or proposals, whether made prior to or after the date hereof, with respect to, or engage in any negotiations concerning, or provide any information to, or have any discussions with, any person relating to, any Competing Transaction; provided, however that the Company's Board of Directors may, and may authorize and permit its officers, directors, employees or agents to, furnish information and participate in such discussions and negotiations if the Company's Board of Directors, after having consulted with outside counsel, has reasonably determined that the failure to provide information or participate in negotiations and discussions in response to a proposed Competing Transaction which may be a Superior Proposal would constitute a breach by the Board of Directors of the Company of their fiduciary duties under applicable laws. Upon such determination, the Company shall notify Dana of its taking of such actions within 8 hours thereof.

              6.7. Affiliate Agreements. (a) Not later than the 15th day prior to the mailing of the Joint Proxy Statement, the Company shall deliver to Dana and Dana shall deliver to the Company, a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the relevant Meeting, deemed to be an "affiliate" of it (each, an "Affiliate") as that term is used in SEC Accounting Series Releases 130 and 135 and, in the case of the Company only, in Rule 145 under the Securities Act.

             (b) The Company and Dana shall use its respective reasonable best efforts to cause each person who may be deemed to be an Affiliate of the Company or Dana, as the case may be, to execute and deliver to the Company and Dana on or before the date of mailing of the Joint Proxy Statement an agreement in the form attached hereto as Exhibit B (in the case of affiliates of the Company) or Exhibit C (in the case of affiliates of Dana).

             (c) Dana shall use its reasonable best efforts to publish, not later than 45 days after the end of the first full calendar month commencing after the Effective Time occurs, financial results covering at least thirty (30) days of post-Merger combined operations as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

              6.8. Takeover Laws. Neither party shall take any action that would cause the transactions contemplated by this Agreement and the Stock Option Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement and the Stock Option Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect, including Sections 33-841 and 33-844 of the CBCA, Sections 13.1-725, 13.1-726 and 13.1-728 of the Virginia Stock Corporation Act and Takeover Laws of any other State that purport to apply to this Agreement, the Stock Option Agreement or the transactions contemplated hereby or thereby.

              6.9. No Rights Triggered. Each of Company and Dana shall use their respective reasonable best efforts to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result in the grant of any rights to any person (i) under any material agreement to which it or any of its Subsidiaries is a party (including, in the case of the Company, the Company Rights Agreement), or (ii) in the case of the Company, to exercise or receive certificates for Rights, or acquire any property in respect of Rights, under the Company Rights Agreement.

              6.10. Shares Listed. In the case of Dana, Dana shall use its best efforts to list, prior to the Effective Date, on the NYSE, PSE and International Stock Exchanges, upon official notice of issuance, the shares of Dana Common Stock to be issued in the Merger.

              6.11. Regulatory Applications. Dana and the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (i) to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary to consummate the transactions contemplated by this Agreement, and to comply with the terms and conditions of such permits, consents, approvals and authorizations and (ii) to cause the Merger to be consummated as expeditiously as practicable. Each of Dana and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Entities in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

              6.12. Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time, Dana shall indemnify, defend and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring on or prior to the Effective Time to the fullest extent permitted by applicable law, including with respect to taking all actions necessary to advance expenses to the extent permitted by applicable law.

             (b) Dana shall use its best efforts to cause the Surviving Corporation or Dana to obtain and maintain in effect for a period of six years after the Effective Time policies of directors' and officers' liability insurance at no cost to the beneficiaries thereof with respect to acts or omissions occurring on or prior to the Effective Time with substantially the same coverage and containing substantially similar terms and conditions as existing policies; provided, however, that neither the Surviving Corporation nor Dana shall be required to pay an annual premium for such insurance coverage in excess of 200% of the Company's current annual premium, but in such case shall purchase as much coverage as possible for such amount.

             (c) In the event Dana or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Dana shall assume the obligations set forth in this Section 6.12.

             (d) The provisions of this Section 6.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

              6.13. Benefits Plans. (a) At and following the Effective Time, Dana agrees that it shall honor all obligations of the Company or its Subsidiaries under the severance plans, policies or agreements, and indemnification agreements of the Company or its Subsidiaries set forth on
Section 5.3(m) of the Company Disclosure Schedule. Dana agrees to employ all key management employees of the Company through October 31, 1998 and to employ the employees of the Company set forth on Schedule 6.13(a) of the Company Disclosure Schedule until January 31, 1999, and to give each employee at least one business day's notice of any termination of such employee's employment thereafter.

             (b) Dana shall, during the period commencing at the Effective Time and ending on the first anniversary thereof, provide or cause the Company or its Subsidiaries to provide the employees of the Company and its Subsidiaries with benefits under employee benefit plans (other than plans involving the issuance of stock-based awards) that are no less favorable in the aggregate than either those benefits currently provided by the Company and its Subsidiaries to such employees or provided by Dana and its Subsidiaries to similarly situated employees of Dana and its Subsidiaries.

             (c) The parties hereto agree that, except as provided on Section 6.13(c) of the Company Disclosure Schedule, the Merger and the other transactions contemplated by this Agreement (including any stockholder approval of the Merger and the appointment and election of directors under Section 2.3) will not be treated as a Change in Control under any Compensation and Benefit Plan of the Company or any of its Subsidiaries.

             (d) The Company shall be permitted to establish a retention pool in an amount not to exceed $8.7 million in the aggregate to be paid to key management employees of the Company who are employed by the Company at least through October 31, 1998.

              6.14. Notification of Certain Matters. Each of the Company and Dana shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other existing facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it, or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

                                  ARTICLE VII

                   CONDITIONS TO CONSUMMATION OF THE MERGER

            The obligations of each of the parties to consummate the Merger is conditioned upon the satisfaction (or waiver by the party for whose benefit the applicable condition exists) of each of the following:

              7.1. Shareholder Vote. Approval of the Plan of Merger contained in this Agreement by the requisite votes of the stockholders of the Company and of Dana, respectively.

              7.2. Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby, including the termination or expiration of the waiting period under the HSR Act, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, other than any such regulatory approvals the failure to obtain which are not reasonably likely, individually, in the aggregate or together with all other existing facts, events and circumstances, to result in any Material Adverse Effect with respect to the Company or Dana.

              7.3. No Injunction, Etc. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated hereby provided, however, that each of Dana and the Company shall have used its best efforts to prevent any such rule, regulation, injunction, decree or other order, and to appeal as promptly as possible any injunction, decree or other order that may be entered.

              7.4. Representations, Warranties and Covenants of Dana. In the case of the Company's obligation to consummate the Merger: (i) each of the representations and warranties contained herein of Dana shall be true and correct as of the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 5.2, (ii) each and all of the agreements and covenants of Dana to be performed and complied with pursuant to this Agreement on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and (iii) the Company shall have received a certificate signed by an executive officer of Dana, dated the Effective Date, to the effect set forth in clauses (i) and (ii) of this Section 7.5.

              7.5. Representations, Warranties and Covenants of the Company. In the case of Dana's obligation to consummate the Merger: (i) each of the representations and warranties contained herein of the Company shall be true and correct as of the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 5.2, (ii) each and all of the agreements and covenants of the Company to be performed and complied with pursuant to this Agreement on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and (iii) Dana shall have received a certificate signed by an executive officer of the Company, dated the Effective Date, to the effect set forth in clauses (i) and (ii) of this Section 7.5.

              7.6. Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Entity.

              7.7. Tax Opinion. In the case of Dana, Dana shall have received an opinion from Wachtell, Lipton, Rosen & Katz dated as of the Effective Time, and in the case of the Company, the Company shall have received an opinion from Davis Polk & Wardwell dated as of the Effective Time, each substantially to the effect that, on the basis of the facts, representations, covenants and assumptions set forth in such opinions or certificates of officers referred to below, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly (other than in the case of the opinion of Davis Polk & Wardwell, which shall not address (i)):

              (i) No gain or loss will be recognized by Dana, Merger Sub, or the Company as a result of the Merger;

              (ii) No gain or loss will be recognized by the stockholders of the Company who exchange all of their Company Common Stock solely for Dana Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Dana Common Stock); and

              (iii) The aggregate tax basis of the Dana Common Stock received by stockholders who exchange all of their Company Common Stock solely for Dana Common Stock in the Merger will be the same as the aggregate tax basis of the Company Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

            In rendering such opinions, such counsel may require and rely upon representations and covenants including those contained in certificates of officers of Dana, the Company and others, reasonably satisfactory in form and substance to such counsel.

              7.8. Exchange Listing. The shares of Dana Common Stock issuable pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

              7.9. Company Rights Agreement. Each of the representations and warranties of the Company contained in Section 5.3(o) shall be true and correct as of the Effective Time in all respects with the same effect as though such representations and warranties had been made at the Effective Time, without giving effect to the standard set forth in Section 5.2.

              7.10. Accounting Treatment. Dana and the Company shall have received from Price Waterhouse LLP, independent public accountants for Dana and the Company, a letter, dated as of or shortly before the Effective Date, stating its opinion that the Merger shall qualify for "pooling of interests" accounting treatment.

A failure to satisfy any of the conditions set forth in Section 7.5 or 7.9 shall only constitute conditions if asserted by Dana, and a failure to satisfy the condition set forth in Section 7.4 shall only constitute a condition if asserted by the Company, and a failure to satisfy the condition set forth in Section 7.7 shall only constitute a condition if asserted by the party which has not received an opinion contemplated thereby to be delivered to such party.

                                 ARTICLE VIII

                                  TERMINATION

              8.1. Termination. This Agreement may be terminated, and the Merger may be abandoned:

             (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Dana and the Company in a written instrument, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

             (b) Breach. At any time prior to the Effective Time, by Dana or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.2), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or
(ii) a material breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach.

             (c) Delay. At any time prior to the Effective Time, by Dana or the Company, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by December 31, 1998, except to the extent that the failure of the Merger then to be consummated arises out of or results from the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein.

             (d) No Approval. By the Company or Dana, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or (ii) any stockholder approval required by Section 7.1 herein is not obtained at (x) the Company Meeting or (y) the Dana Meeting.

             (e) Company Recommendation. By the Board of Directors of Dana if the Board of Directors of the Company shall or shall resolve to (i) not recommend, or withdraw its approval or recommendation of, the Merger, this Agreement or any of the transactions contemplated hereby, (ii) modify such approval or recommendation in a manner adverse to Dana or Merger Sub, or (iii) approve, recommend or fail to take a position that is adverse to any proposed Competing Transaction.

             (f) Dana Recommendation. By the Board of Directors of the Company if the Board of Directors of Dana shall or shall resolve to (i) not recommend, or withdraw its approval or recommendation of, the Merger, this Agreement or any of the transactions contemplated hereby, or (ii) modify such approval or recommendation in a manner adverse to the Company.

             (g) Competing Transaction. By the Board of Directors of the Company if to the extent permitted by Section 6.2, the Board of Directors of the Company approves or recommends any Superior Proposal.

              8.2. Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this
Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.1, and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

              8.3. Break-up Expenses. (a) Provided that neither of Dana or Merger Sub is in material breach of their representations, warranties and agreements under this Agreement, (w) if this Agreement is terminated by the Board of Directors of the Company pursuant to Section 8.1(g), (x) if this Agreement is terminated by the Board of Directors of Dana pursuant to Section 8.1(e) and any Competing Transaction has been proposed or announced on or after the date hereof, (y) if this Agreement is terminated by Dana pursuant to Section 8.1(d)(ii)(x) and any Competing Transaction has been proposed or announced on or after the date hereof, or (z) if within 12 months of the termination of this Agreement by Dana pursuant to Section 8.1(b), 8.1(c), 8.1(d)(ii)(x) or 8.1(e), any Competing Transaction is entered into, agreed to or consummated by the Company (any such event specified in clauses (w)-(z) of this Section 8.3, a "Triggering Event"), then the Company shall pay to Dana (or to any Subsidiary of Dana designated in writing by Dana to the Company) $87,500,000 (the "Termination Fee") (less any Expense Fee that may previously have been paid or is payable in the same circumstances) in same-day funds, on the date of such termination, in the case of clause (w), (x), or (y), or on the earlier of the date an agreement is entered into with respect to a Competing Transaction or a Competing Transaction is consummated in the case of clause (z). In no event shall more than one Termination Fee be payable under this Agreement.

             (b) If this Agreement is terminated by either the Company or Dana for any reason pursuant to Section 8.1(b), 8.1(e) or 8.1(f), then the non-terminating party shall (notwithstanding Section 9.5), on the date of such termination, pay to the terminating party (or to any Subsidiary of the terminating party designated in writing to the other party) $5,000,000 (the "Expense Fee") representing the cash amount necessary to compensate the terminating party and its affiliates for all fees and expenses incurred at any time prior to such termination by any of them or on their behalf in connection with the Merger, the preparation of this Agreement and the transactions contemplated by this Agreement.

             (c) The parties acknowledge that the agreements contained in paragraphs (a) and (b) of this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, they would not enter into this Agreement; accordingly, if any party fails to pay promptly any amount due pursuant to this Section 8.3 and, in order to obtain such payment, any other party commences a suit that results in a judgment against any other party for any such amount, such first party shall pay to such other party its cost and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime or base rate of Citibank, N.A. from the date such payment was due under this Agreement.

                                  ARTICLE IX

                                 MISCELLANEOUS

              9.1. Survival. All representations, warranties, agreements and covenants contained in this Agreement shall not survive the Effective Time or termination of this Agreement if this Agreement is terminated prior to the Effective Time; provided, however, if the Effective Time occurs, the agreements of the parties in Sections 3.4, 3.7, 6.7(c), 6.12, 6.13, 9.1, 9.4 and 9.8 shall survive the Effective Time, and if this Agreement is terminated prior to the Effective Time, the agreements of the parties in Sections 6.5(b), 8.2, 8.3, 9.1, 9.4, 9.5, 9.6, 9.7 and 9.8, shall survive such termination.

              9.2. Waiver; Amendment. (a) Subject to compliance with applicable law, prior to the Effective Time, any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, reduce the amount or change the kind of consideration to be received in exchange for any shares of capital stock of the Company.

             (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

              9.3. Counterparts. This Agreement may be executed in one or more counterparts and by facsimile, each of which shall be deemed to constitute an original.

              9.4. Governing Law. (a) This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Connecticut, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of Federal law govern).

             (b) Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal court located in the State of Connecticut or any Connecticut state court, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.7 shall be deemed effective service of process on such party.

             (c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

              9.5. Expenses. Except as set forth in Section 8.3, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that the costs of printing, mailing and filing the Registration Statement with the SEC and the filings of the pre-merger notification and report forms under the HSR Act (including filing fees) shall be shared equally between the Company and Dana.

              9.6. Confidentiality. Each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith in accordance, and subject to the limitations of, the Confidentiality Agreement. From and after the date hereof, unless and until this Agreement shall have been terminated in accordance with the terms hereof (and including that any Expense Fee or Termination Fee shall have been paid to the extent payable in accordance with the terms hereof)
Section 10 of the Confidentiality Agreement shall no longer be of any force or effect.

              9.7. Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

            If to Dana, to:

            Dana Corporation
            4500 Dorr Street
            Toledo, Ohio  43615
            Attention:  Martin J. Strobel, Esq.
            Telecopier:  (419) 535-4544

            With copies to:

            Wachtell, Lipton, Rosen & Katz
            51 West 52nd Street
            New York, New York  10019
            Attention:  Adam O. Emmerich, Esq.
            Telecopier:  (212) 403-2234

            If to the Company, to:

            Echlin Inc.
            100 Double Beach Road
            Branford, Connecticut  06405
            Attention:  Jon P. Leckerling, Esq.
            Telecopier:  (203) 481-3628

            With copies to:

            Davis Polk & Wardwell
            450 Lexington Avenue
            New York, New York  10017
            Attention:  John J. McCarthy, Jr., Esq.
            Telecopier:  (212) 450-4800

              9.8. Understanding; No Third Party Beneficiaries. Except for the Confidentiality Agreement (which shall remain in effect; provided, however, that the provisions of Section 10 thereof will remain in effect as modified by
Section 9.6) and the Stock Option Agreements, this Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersede any and all other oral or written agreements heretofore made. Except for Section 6.12, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

              9.9. Interpretation; Absence of Presumption. (a) For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph and Schedule and Exhibit references are to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified,
(iv) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified, (v) the word "or" shall not be exclusive, and (vi) provisions shall apply, when appropriate, to successive events and transactions.

             (b) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

              9.10. Headings. The Section, Article and other headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated.

              9.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

              9.12. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

              9.13. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

            IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                    ECHLIN INC.


                                    By: /s/ Larry W. McCurdy
                                       ---------------------------------
                                       Name:  Larry W. McCurdy
                                       Title: Chairman, President and
                                              Chief Executive Officer


                                    DANA CORPORATION


                                    By: /s/ Southwood J. Morcott
                                       ---------------------------------
                                       Name:  Southwood J. Morcott
                                       Title: Chairman and Chief Executive
                                              Officer


                                    ECHO ACQUISITION CORP.


                                    By: /s/ Martin J. Strobel
                                       ---------------------------------
                                       Name:  Martin J. Strobel
                                       Title: Vice President